FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-276033-02

NEW ISSUE CMBS: BBCMS 2024-5C27

$725.765MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT LEADS:	BARCLAYS; BMO CAPITAL MARKETS; CITIGROUP; DEUTSCHE BANK SECURITIES; KEYBANC CAPITAL MARKETS; SOCIÉTÉ GÉNÉRALE; UBS SECURITIES LLC

CO-MANAGERS:	ACADEMY SECURITIES; BANCROFT CAPITAL, LLC

RATING AGENCIES:	S&P; FITCH; KBRA

*PUBLIC OFFERED CERTIFICATES*

CLASS	RATINGS (S/F/K)	CLASS -- SIZE	AVAIL* ($MM) --	C/E	WAL	COUPON	PRICE	YIELD	SPREAD
A-1	AAA/AAA/AAA	2.891	2.783	30.000%	2.39	5.502	99.99801	5.46726	J+84.8
A-2	AAA/AAA/AAA	103.853	100.000	30.000%	4.61	5.550	100.99822	5.31099	J+101
A-3	AAA/AAA/AAA	453.847	437.009	30.000%	4.82	6.014	102.99726	5.31130	J+103
A-S	AA-/AAA/AAA	97.102	93.499	17.875%	4.93	6.410	102.99727	5.72066	J+145
B	NR/AA-/AA-	37.039	35.664	13.250%	4.93	6.700	102.95133	6.02066	J+175
C	NR/A-/A-	31.033	29.881	9.375%	4.93	6.700	100.86128	6.52066	J+225

* AVAILABLE SIZE ($MM) IS NET OF RISK RETENTION

- SETTLEMENT: ON OR ABOUT THURSDAY, JULY 11, 2024

PRICED - TOE: 10:36 AM EST

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS DOCUMENT IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.